Exhibit 10.8

FOURTH AMENDMENT TO REDEVELOPMENT AGREEMENT

THIS FOURTH AMENDMENT TO REDEVELOPMENT AGREEMENT (this “Fourth Amendment”) is made as of June 30, 2005 (the “Fourth Amendment Effective Date”), by and between the NEW JERSEY SPORTS AND EXPOSITION AUTHORITY, a public body corporate and politic with corporate succession and having an address at Meadowlands Sports Complex, 50 State Route 120, East Rutherford, New Jersey 07073 (the “Authority”), and MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP, a Delaware limited partnership, having an address at c/o The Mills Corporation, 1300 Wilson Boulevard, Suite 400, Arlington, Virginia 22209, and its permitted successors and assigns (the “Developer”).  The Developer and the Authority are referred to herein individually as a “Party” and collectively as the “Parties”.

WITNESSETH:

WHEREAS, the Authority and the Developer are parties to that certain Redevelopment Agreement dated as of December 3, 2003, as amended by (a) that certain First Amendment to Redevelopment Agreement dated as of October 5, 2004 between the Authority and Developer (“First Amendment”), (b) that certain Second Amendment to Redevelopment Agreement dated as of March 15, 2005 between the Authority and the Developer, and (c) that certain Third Amendment to Redevelopment Agreement dated as of May 23, 2005, to be effective as of March 30, 2005, between the Authority and the Developer (as amended, the “Original Redevelopment Agreement”); and

WHEREAS, the Parties wish to amend the Original Redevelopment Agreement to modify certain terms and conditions thereof.

NOW, THEREFORE, in consideration of the promises and mutual obligations of the Parties hereto and such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties intending to be legally bound, do hereby covenant and agree with each other as follows:

SECTION 1.                            Definitions; Effect of Amendment.

(a) Capitalized terms used but not otherwise defined herein shall have the meaning given to such terms in the Original Redevelopment Agreement.

(b) This Fourth Amendment is an amendment to the Original Redevelopment Agreement.  Unless the context of this Fourth Amendment otherwise requires, the Original Redevelopment Agreement and this Fourth Amendment shall be read together and shall have effect as if the provisions of the Original Redevelopment Agreement and this Fourth Amendment were contained in one agreement.  In the event of a conflict between the Original Redevelopment Agreement and this Fourth Amendment, the Fourth

Amendment shall control absent a manifest intent to the contrary.  After the Fourth Amendment Effective Date, all references in the Original Redevelopment Agreement to the “Original Redevelopment Agreement”, “this Agreement”, “hereto”, “hereof”, “hereunder” or words of like import referring to the Original Redevelopment Agreement shall mean the Original Redevelopment Agreement as amended by this Fourth Amendment.

SECTION 2.                            Amendments.  The Original Redevelopment Agreement is amended as follows:

(a)                                  After the words “provided however” in Section 6(a) of the First Amendment, the language of such Section is deleted and substituted with the following language:

that a Team Indemnified Claim shall in no event include (i) any loss, cost, damage, expense or claim arising from the failure of a Developer Indemnified Party to comply with the Approved Master Plan or any scope of work approved by Authority pursuant to the Project Agreements, or (ii) any loss, cost, damage, expense or claim that would otherwise constitute a Team Indemnified Claim arising from a Franchise Team Agreement from and after the date on which either (y) Developer executes a binding cooperation or other written agreement pursuant to which Developer evidences Developer’s approval (which approval shall be in Developer’s sole discretion) of such Franchise Team Agreement and the effect thereof on the development, use and operation of the Project Site or (z) the sports team which is a party to a Franchise Team Agreement executes an unconditional consent or other written agreement pursuant to which it recognizes and agrees to operate subject to all of the rights of Developer and other parties under this Agreement and all Project Agreements.

(b)                                 Section 17.7(d) shall be deleted and replaced with the following:

Notwithstanding anything herein to the contrary, the duty of the Authority hereunder to pay any Authority Indemnified Claim shall be reduced by the amount that the Developer recovers from any third party regarding such Authority Indemnified Claim.

SECTION 3.                            Material Conditions.  This Fourth Amendment is being executed and delivered on the Development Rights Fee Funding Date.  The parties acknowledge and agree that, as of the Development Rights Fee Funding Date, all Material Conditions have not been satisfied or waived but Developer has elected to proceed to make payment of the Development Rights Fee reserving its Unwind Rights as set forth in Section 5.2(e)(iii) of the Original Redevelopment Agreement and Authority has agreed to accept same.  Developer and Authority further acknowledge and agree that, notwithstanding the fact that all Material Conditions have not been satisfied or waived, each forever waives its right to terminate the Original Redevelopment Agreement, as amended hereby, based on the failure to satisfy the Material Conditions.

SECTION 4.  Approval of Master Plan.  The Authority has Approved the Master Plan; provided, however, that Developer acknowledges it retains the obligation to address those certain items set forth in Section IV of the memorandum attached hereto as Exhibit A in accordance with such memorandum.

SECTION 5.                            Traffic and Infrastructure Improvements.

(a)                                  With respect to the provisions of Sections 3.3(d) and 8.2(b)(xi), the parties acknowledge that the Authority has committed to pay the amount of $3,250,000, such commitment anticipated to be satisfied through payment thereof to the New Jersey Department of Transportation pursuant to an agreement with such department, or other agreement of such nature (“NJDOT Agreement”).  The Authority shall not be responsible for payment of any additional amounts towards construction of the Final Traffic and Infrastructure Improvements or any other traffic and infrastructure improvements; provided, however, that such limitation is not intended to relieve the Authority of its other express financial obligations under this Agreement.

(b)                                 With the exception of the $3,250,000 to be funded by Authority, Developer shall be responsible for paying or causing to be paid all other costs associated with both on- and off-site Final Traffic and Infrastructure Improvements (including the Traffic and Infrastructure Cap Amount and any amounts in excess thereof).

(c)                                  Pursuant to Section III(F) of the memorandum attached as Exhibit A hereto, Developer agrees to expend the amount of $15,250,000, in a form mutually acceptable to the parties, to fund priority regional roadway improvements.

SECTION 6.                            Public Financing.  In recognition of Authority’s obligations under Section 3.3(f) of the Original Redevelopment Agreement, Authority approves the proposed Infrastructure Conduit Bond Financing Structure Summary attached hereto as Exhibit B, subject to the Major Contingencies therein and as such structure may change from time to time by approval of the parties.  Authority shall diligently cooperate with Developer to implement such financing in accordance with the time frames that comport with the Summary, as same may change from time to time by approval of the parties.

SECTION 7.                            Small Business Marketing Plan.  Developer’s obligations under Section 3.6(b) of the Original Redevelopment Agreement (Small Business Marketing Plan) is deemed satisfied by Developer’s agreement, made hereby, to contribute of Two Million Dollars ($2,000,000) pursuant to Section II.C.12(d) of that certain report entitled “Hearing Officers’ Report and Recommendations in the Matter of the Hearings Held on the Proposed Meadowlands Xanadu Redevelopment Project (April 26-30, 2004)” by the New Jersey Department of Environmental Protection and the New Jersey Meadowlands Commission.

SECTION 8.                            Property Acquisition.

(a)                                  In the event the Developer is unable by June 30, 2005 to reach an agreement to acquire fee ownership of property known as a portion of Block 107.2, Lot 3 on the tax map of the Borough of East Rutherford owned by Ten Fifty Limited Partnership, as more specifically identified on the attached Exhibit C (the “Disney Sliver”) and associated temporary construction and permanent slope, drainage and right-of-way easements as set forth on Exhibit D and Exhibit E attached hereto (the “Sliver Easements”), then the Authority will, upon notice by Developer and deposit by Developer of funds required to initiate same as described below, promptly commence eminent domain proceedings to acquire such fee and easement interests and diligently pursue such proceedings to completion.  Upon the entry of an order for final judgment, which is not subject to any appeal, (i) the Disney Sliver shall become Additional Property, as such term is defined in the Declaration of Covenants and Restrictions (Arena/Meadowlands/Xanadu Site) among, inter alia, Developer and Authority, of even date herewith, and (ii) the Sliver Easements shall be conveyed by Authority to Developer.

(b)                                 With respect to any condemnation proceedings instituted by Authority at the request of Developer, Developer agrees that Authority shall be entitled to appoint outside legal counsel to act as special counsel to conduct said condemnation proceedings.  In addition, Authority shall have the right to hire appraisers, surveyors, relocation specialists and such other professionals as may reasonably be required in connection with such condemnation proceedings, the costs of which will be considered Condemnation Costs, as defined below.  Authority shall not incur any material Condemnation Costs (i.e., any amount in excess of $10,000) without the prior written consent of Developer, not to be unreasonably withheld or delayed.

(c)                                  Developer shall pay all reasonable costs and fees of any kind incurred by Authority in connection with the eminent domain proceedings for the Disney Sliver and Sliver Easements described hereinabove (“Condemnation Costs”).  Condemnation Costs shall include, but not be limited to:

(i)                                     The price paid or to be paid to the property owner which shall be the just compensation value determined by the condemnation process either in an agreed-upon sale, upon bona-fide negotiations with the property owner (to be agreed upon with Developer) or as a result of the proceedings before the condemnation commissioners or the court;

(ii)                                  The amount paid in compromise or settlement of any claim for just compensation (as to which Authority agrees it will not settle or compromise any claim without Developer’s consent, which consent shall not be unreasonably withheld or delayed);

(iii)                               relocation costs, which Developer acknowledges may be incurred pursuant to Authority’s compliance with the Relocation Assistance Law of 1967, N.J.S.A. 52:31B-1 et seq., and the Relocation Assistance Act of 1971, N.J.S.A. 20:4-1 et

seq., and the regulations promulgated pursuant thereto;

(iv)                              Reasonable attorney fees for Authority’s attorney to represent it in the bona-fide negotiations and condemnation action;

(v)                                 Title insurance costs;

(vi)                              Liability and property insurance premiums and costs during Authority’s ownership, if any, of the Disney Sliver and Sliver Easements;

(vii)                           All reasonable out-of-pocket costs and fees incurred in complying with N.J.S.A. 20:3-18, including, but not limited to, professional services, attorneys fees, expert fees, inspections, appraisals, environmental investigations, relocation specialists, court deposits (required by N.J.S.A. 20:3-18) and court costs and fees associated with bona-fide negotiations, commissioner’s hearings, court proceedings and challenges to the condemnation.  To the extent permitted by law, Authority will utilize the work product, reports and investigations undertaken by the Developer to aid in its prosecution of the condemnation to the extent such information facilitates the completion of the condemnation process.

(d)                                 Simultaneously with delivery of the condemnation notice, Developer shall deposit with Authority the amount of Ten Thousand Dollars ($10,000.00) (“Condemnation Funds”).  The Condemnation Funds shall be held in an individual segregated account for the Disney Sliver and shall be used to pay the Condemnation Costs incurred by Authority in the eminent domain proceedings.  Developer shall deposit with Authority the amount equal to three times the offering price set in the appraisal obtained by Authority for the Disney Sliver and the Sliver Easements (the “Acquisition Funds”), which shall be added to the Condemnation Funds.  Within fifteen (15) days of the receipt by Developer of a written notice from Authority that the amount of the Condemnation Funds (excluding the Acquisition Funds) has decreased to One Thousand Dollars ($1000.00), Developer shall replenish the Condemnation Funds in an amount of Five Thousand Dollars ($5,000.00), or as may be negotiated and agreed to by Authority.  Should the Condemnation Costs incurred by Authority exceed the amount in the Condemnation Funds, Developer shall pay the full amount of those costs within fifteen (15) days of the receipt of written notice from Authority that such costs are due.  Should Authority be required to deposit funds into court or make payment to the property owner for the acquisition of the Disney Sliver and the Sliver Easements, and there are not sufficient funds in the Condemnation Funds account to cover those costs, Developer shall pay the full amount of those costs to Authority within fifteen (15) days of the receipt of written notice from Authority that such costs are due (it being agreed that Authority shall not be required to advance any such funds).

(e)                                  Developer covenants and agrees, at its sole expense, to pay and to indemnify, protect, defend and hold the Authority harmless from and against all liability, losses, damages, demands, costs, claims, actions, or expenses (including reasonable attorneys’ fees, disbursements, and court costs) of every kind, character and nature arising out of or resulting from Authority’s acts or omissions in connection with the above-described eminent domain proceedings for the Disney Sliver and the Sliver Easements, including, but not limited to, any liability, losses, damages, demands, costs, claims, actions, or expenses (including reasonable attorneys’ fees, disbursements, and court costs) arising out of or resulting from the Environmental Condition of the Disney Sliver and the Sliver Easements.  “Environmental Condition” means a condition or conditions that relate in any way to land, air or water (including, but not limited to, natural resource damages) and that, pursuant to Environmental Laws, (1) requires, or will require, investigation, reporting, monitoring, remediation or any other action or (2) would give rise to civil or criminal penalties or fines. “Environmental Laws” means any present or future applicable federal, state or local law, rule, regulation, order, directive, judgment, arbitration award, settlement or agreement dealing with environmental protection and/or human health and safety.

SECTION 9.                            Racetrack ROFR.  The Authority and Developer acknowledge and agree that the Racetrack Hotel ROFR has been memorialized pursuant to the terms of that certain Right of First Refusal Agreement (for a hotel at Meadowlands Racetrack) dated as of June 30th, 2005, by and between the Authority and Developer (the “Racetrack ROFR Agreement”), in furtherance of the covenants and conditions set forth in the Racetrack ROFR Agreement.  The Authority covenants and agrees that in the event of a contest or challenge of the right of the Holder under the Racetrack ROFR Agreement to build a Hotel(s) on the Racetrack Site by reason of non-compliance with any public bidding requirements that are determined to be applicable to the transactions contemplated by the Racetrack ROFR Agreement, then the Authority shall defend the rights granted to the Holder under the Racetrack ROFR Agreement, in accordance with Section 17.7(b) of the Redevelopment Agreement, and indemnify and hold harmless the Holder from all costs and expenses incurred in connection with such defense.  In all events, the Holder shall retain all of the exclusive use rights afforded to the Holder pursuant to the terms of the Project Agreements.

SECTION 10. Tenant Mix.  The parties acknowledge that Developer has provided the Authority on June 23, 2005, with an updated report of the Preliminary List of Project Tenants (the “List of Project Tenants”) and an updated analysis of the Proposed Uses and Tenant Mix for the project (the “Tenant Mix”), a copy of which is attached hereto as Exhibit F.  By executing this amendment, the Authority accepts that updated report, and finds the List of Project Tenants and Tenant Mix to be consistent with the anticipated tenant mix proposed by the Developer in the Response to the Request for Proposals (“RFP”) issued by the Authority in June 2002, and finds it to meet the Authority’s objectives as set forth in the RFP to expand and improve the product mix at the Meadowlands Sports Complex in a manner that supports, enhances and complements existing uses.  The Authority further finds and determines that the List of Project Tenants confirms that the proposed retail uses at Meadowlands Xanadu, both traditional retail and non-traditional retail, will be related to, incidental to, necessary for, and complementary to both the other Components of the Meadowlands Xanadu Project and the Meadowlands Sports Complex as a whole, including Giants Stadium, the Meadowlands Racetrack, and Continental Airlines Arena.  The parties further recognize and agree that Developer will of necessity have to make further modifications of the List of Project Tenants and Tenant

Mix as the project moves forward.  The Developer shall further update the List of Project Tenants on a quarterly basis as leases are signed with additional tenants.  The List of Project Tenants shall define the type and character of the Entertainment/Retail Component until such time as the Developer submits a Final List of Project Tenants, which shall be acceptable to NJSEA unless it constitutes a material change from the List of Project Tenants.  Material changes to the List of Project Tenants shall require the approval of the Authority, pursuant to the provisions of Section 6.2 of the Redevelopment Agreement.

SECTION 11. Memorandum of ERC Dates.  Upon the occurrence of the ERC Rent Commencement Date, as defined in the several ground leases between the Authority and Developer-related entities for the Project Components of even date herewith, Authority may record a memorandum of same against the leased premises under such ground leases, identifying such date and the date of the first ERC Lease Year, as defined in said Ground Leases, and other relevant information necessary or desirable to provide record notice.  If required for recordation, Developer shall cause the tenants under such ground leases to execute such memorandum.

SECTION 12. Full Force and Effect.  Except as expressly modified by this Fourth Amendment, all of the terms and conditions of the Original Redevelopment Agreement shall continue in full force and effect, and all Parties hereto shall be entitled to the benefits thereof.

SECTION 13. Counterparts.  This Fourth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed to be an original, and all of which when taken together shall constitute one and the same agreement.

SECTION 14. Governing Law.  This Fourth Amendment, including the validity thereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the laws of the State of New Jersey.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties hereto have executed this Fourth Amendment as of the date first written above.

NEW JERSEY SPORTS AND EXPOSITION AUTHORITY		MEADOWLANDS MILLS/MACK-CALI LIMITED PARTNERSHIP

		By:	Meadowlands Mills Limited Partnership,
By:	/s/ George R. Zoffinger		its Managing General Partner
	George R. Zoffinger		By:		Meadowlands Mills, L.L.C.,
	President				its Managing General Partner
By: The Mills Limited Partnership,
its Manager
By: The Mills Corporation, its General Partner

			By:		/s/ James F. Dausch
James F. Dausch
President, Development Division

		By:	Mack-Cali Meadowlands Special L.L.C.,
General Partner
			By:		Mack-Cali Realty, L.P., sole member
				By:	Mack-Cali Realty Corporation,
general partner

			By:		/s/ Mitchell E. Hersh
Mitchell E. Hersh
President and Chief Executive Officer